Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Beyond Air, Inc. (the “Company”) of our report dated June 20, 2025 (which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern) relating to the financial statements of the Company as of and for the year ended March 31, 2025 appearing in the Company’s Annual Report on Form 10-K for the year ended March 31, 2025. We also consent to the reference to us under the caption “Experts” in the Prospectus.

WithumSmith+Brown, PC

East Brunswick, New Jersey

November 21, 2025